                            SCHEDULE 14A INFORMATION
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                               (Amendment No.   )


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                          Frisch's Restaurants, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


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                                             October 1, 1996





Dear Fellow Shareholder:

We wrote to you last week seeking your Support at our upcoming annual meeting which will be held on October 7, 1996. The good news we told you about is in the enclosed press release. EARNINGS HAVE IMPROVED FOR THE THIRD CONSECUTIVE QUARTER thanks to the actions which have been taken by your Board and management. WE ARE ON THE RIGHT TRACK!

We want your vote so that we can continue to deliver favorable results. You are urged to support you Board's nominees by voting for them today. If you have not voted or if you have voted a Wolverine Proxy Blue Card, PLEASE RETURN THE ENCLOSED WHITE PROXY CARD IMMEDIATELY. Only your latest proxy card counts.

If you hold shares through a bank or broker, please contact your account representative and tell him (her) to vote the WHITE proxy card immediately.

Thank you for your continued support.




Jack C. Maier, Chairman of the Board



IF YOU HAVE ANY QUESTIONS, PLEASE CALL GEORGESON & COMPANY, OUR PROXY SOLICITOR:

                                 1-800-223-2064



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                                                 Summary: Significantly higher
                                                 earnings and slightly
                                                 lower sales reported by
                                                 Frisch's Restaurants,
                                                 Inc. (ASE) for first
                                                 quarter

                                       Company Contact:

                                                 Donald H. Walker
                                                 Treasurer
                                                 (513) 559-5202

FOR IMMEDIATE RELEASE
---------------------


         Cincinnati, Ohio. October 1, 1996..................................

         Significantly higher earnings and slightly lower sales were reported by Frisch's Restaurants, Inc. (American Stock Exchange, Inc.) for the sixteen week first quarter ended September 22, 1996.

         Craig F. Maier, President and Chief Executive Officer, reported that net earnings increased 61.7% to $1,426,799 or $.21 per share from $882,475 or $.13 per share last year. Total revenue for the first quarter declined 1.8% to $51,729,778 from $52,665,979 a year ago. The Company expects to report higher earnings as the year progresses.

         Mr. Maier stated that higher payroll expense due to tight labor markets continue to put pressure on margins. However, increased labor costs were more than offset by improved operating costs, particularly in workers' compensation and other insurance expense as the result of programs developed by management over several years. Earnings were also helped by lower opening expenses due to a reduction in new restaurant construction.


         He noted that same store sales showed a modest increase. However, total revenue declined due to the loss of revenue from the Company's former Hardees operation which was sold last year. Three new Big Boy restaurants were opened during the quarter, two of which replaced existing units. At the end of the quarter Frisch's operated 104 Big Boy restaurants and two Quality Hotels.

                         #       #       #       #

                  Frisch's Restaurants, Inc. and Subsidiaries
                       CONSOLIDATED STATEMENT OF EARNINGS
                                  (UNAUDITED)

                                       Sixteen Weeks Ended
                                    -------------------------
                                    September 22, September 17,
                                       1996          1995
                                    -----------   -----------
Revenue                             $51,284,261   $52,206,975
   Other                                445,517       459,004
                                    -----------   -----------
Total revenue                        51,729,778    52,665,979

Costs and expenses
   Costs of sales
     Food and paper                  16,218,678    16,503,309
     Payroll and related             16,854,329    18,334,137
     Other operating costs           12,658,085    12,961,011
                                    -----------   -----------
                                     45,731,092    47,798,457

     General and Administrative       1,835,338     1,532,900
     Advertising                      1,251,028     1,303,635
     Interest                           699,521       733,512
                                    -----------   -----------
       Total costs and expenses      49,516,979    51,368,504
                                    -----------   -----------
Earnings before income taxes          2,212,799     1,297,475
Income taxes                            786,000       415,000
                                    -----------   -----------
   NET EARNINGS                     $ 1,426,799   $   882,475
                                    ===========   ===========
Net earnings per share                     $.21          $.13
                                           ====          ====
Depreciation above                  $ 3,131,999   $ 3,165,587
                                    ===========   ===========
Opening expense above               $   204,169   $   489,454
                                    ===========   ===========
Weighted average shares               6,882,609     6,882,609
                                    ===========   ===========